Exhibit 99.1

PacBio Announces Preliminary First Quarter 2024 Revenue and Updates 2024 Revenue Guidance

Announces Plan to Reduce Annualized Operating Expense Run Rate by $50 - $75 Million

Q1 2024 Earnings Conference Call Scheduled for May 9, 2024

MENLO PARK, Calif. – April 16, 2024 /PRNewswire/ – PacBio (NASDAQ: PACB) today announced preliminary, unaudited revenue for the quarter ended March 31, 2024.

Preliminary First Quarter Results

•	Preliminary revenue of $38.8 million, roughly flat compared with $38.9 million in the prior-year period.

•	Instrument revenue of $19.0 million compared with $20.7 million in the prior-year period.

•	Consumables revenue of $16.0 million compared with $14.0 million in the prior-year period. Expect Revio consumables in the first quarter of 2024 to be approximately $11.0 million.

•	Service and other revenue of $3.8 million compared with $4.2 million in the prior-year period.

•	Instrument revenue included 28 RevioTM sequencing systems in the first quarter of 2024, bringing the ending installed base to 201 systems as of March 31, 2024. Of the 28 Revio systems shipped, 16 were shipped to new customers. Onso shipments increased sequentially as PacBio continued to ramp up its manufacturing capacity, achieving steady-state production levels at the end of the quarter.

•	Total preliminary cash, cash equivalents, and investments balance as of March 31, 2024 of approximately $562 million.

Preliminary revenue for the first quarter was below the company’s expectations due to an increasing number of customers delaying instrument purchases and softness in consumable shipments.

All regions underperformed, with 13 Revio systems falling out of the forecast in the last couple of weeks in the first quarter, which the company believes primarily resulted from elongated customer purchasing cycles. The median sales cycle for Revio instrument purchases increased more than expected in the first quarter of 2024. PacBio believes that these instruments continue to be strong sales opportunities that are likely to close in 2024. PacBio believes additional reasons for the shortfall include:

•	The uncertainty surrounding the funding for new capital equipment, particularly in the U.S. and China;

•	Procurement delays;

•	Small-to-mid-size existing customers yet to increase their sample volumes to drive an upgrade to Revio; and,

•	An increasing proportion of the sales pipeline was comprised of new customers in the first quarter of 2024, which have shown they have longer sales cycles compared to existing PacBio customers.

Consumable revenue was also below expectations, which the company believes was primarily attributed to: `

•	Slower-than-expected ramp-up in sequencing by our small- to mid-sized customers, many of whom are new to PacBio. The time for new Revio customers and new projects to reach full capacity has been slower than previously anticipated;

•	Sample delays impacting sequencing volume in the quarter at certain large customers; and,

•	Some service providers in China operating at lower utilization as a result of the difficult funding environment.

Commentary by Christian Henry, President and CEO of PacBio:

"Following the successful launch of the Revio system and a record 2023, we entered the year with optimism regarding our growth prospects. As we reached the last couple of weeks of the first quarter, however, we saw an increasing number of customers delay instrument purchases and we experienced some unexpected softness in consumable shipments. As a result, the first quarter came in below our original expectations. We expect these factors to have an impact on our 2024 performance, and we expect to provide further details on our full year outlook on our earnings call scheduled for May 9, 2024.”

“Looking ahead, we are focused on four strategic priorities. First, improving commercial execution to drive adoption of both the Revio and Onso platforms; second, continuing the development of our benchtop long read and high throughput short-read platforms; third, implementing projects to improve our gross margin and drive manufacturing efficiencies; and finally, reducing annualized run-rate operating expenses on a non-GAAP basis by $50 million to $75 million by the end of 2024 in relation to our prior guidance of 5% operating expense growth. ”

“Despite these near-term headwinds, we remain highly encouraged by PacBio’s long-term growth potential. We are continuing to see new customers adopt Revio as evidenced by the fact that nearly 60% of our Revio placements in the quarter were to new customers. We are also starting to see significant traction with large-scale projects, such as the Estonia National Biobank project announced last month, the first Revio in Latin America to be used for a 1,000-sample whole genome project, and pediatric genome initiatives at hospitals in Canada and Korea. Additionally, we expect consumables to return to sequential growth going forward this year as we continue to grow the Revio installed base and see encouraging trends that point toward increased sequencing on the Revio system. It should be noted that March Revio utilization was at an all-time high – including some of our top customers exceeding our expectations. We have expanded the capabilities of the Revio platform through the roll-out of v13 software upgrade which has enabled our customers with more functionality and better performance. We’ve also recently launched new reagent kits that improve our customer workflows and launched our new Kinnex kits to continue to drive new customer adoption.”

“I am confident in our ability to create value for all our stockholders and stakeholders. PacBio has some of the world’s most advanced sequencing technology and our customers continue to uncover insights into the genome unimaginable with other technologies.”

Updated Guidance and Financial Outlook

Revenue in the first quarter was significantly lower than expected, and as a result, PacBio now expects 2024 revenue to be in the range of $170 million to $200 million. The company believes that second quarter revenue will improve over the first quarter and that the second half of the year will improve sequentially as consumables return to sequential growth and the company closes some of the deals that were delayed in the first quarter. At the midpoint of $185 million, the company believes that total Revio shipments for 2024 will be around 120 systems. At the midpoint of the revised guidance, the company expects that consumable revenue will be around $80 million and consumable pull-through on the Revio system will be around $290,000 per system.

Given the company’s lowered outlook for 2024, PacBio believes it is unlikely to achieve its long-term revenue guidance of at least $500 million in 2026 and is reevaluating the timing of achieving it. The company expects to provide more details on its financial performance and outlook on its earnings call scheduled on May 9, 2024.

With the reduced revenue forecast and the planned cost reduction initiatives, PacBio currently expects to end 2024 with cash, cash equivalents, and investments balance in the range of $435 million to $450 million

The preliminary unaudited financial information set forth above is subject to revision and is anticipated to be finalized in May 2024. PacBio's financial results could differ materially from the preliminary estimates above, which are not a comprehensive statement of PacBio's financial results and are not necessarily indicative of the results to be expected as of or for the fiscal period ended March 31, 2024, or any future period. Accordingly, you should not place undue reliance on these preliminary estimates.

Quarterly Conference Call Information

PacBio will hold its quarterly conference call on Thursday, May 9, 2024, at 5:00 p.m. Eastern Time to discuss its first quarter 2024 financial results. The call will be webcast and may be accessed at PacBio’s website at https://investor.pacificbiosciences.com/.

Date: Thursday, May 9, 2024, at 5:00 pm ET (2:00 pm PT)

Listen live via internet or replay: https://investor.pacificbiosciences.com/

Toll-free: 1-888-349-0136

International: 1-412-317-0459

If using the dial-in option, please dial into the call ten minutes prior to start time using the appropriate number above and ask to join the “PacBio Q1 Earnings Call.”

About PacBio

PacBio (NASDAQ: PACB) is a premier life science technology company that designs, develops, and manufactures advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technologies stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our HiFi long-read sequencing and our SBB® short-read sequencing technologies. Our products address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.

PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.

Statement regarding use of non-GAAP financial measures

This press release refers to non-GAAP operating expenses, which PacBio reports in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. For more information on how PacBio defines non-GAAP operating expenses, see the tables included with our fourth quarter 2023 earnings press release dated February 15, 2024. PacBio is unable to reconcile the non-GAAP operating expense numbers included in this press release because certain items that impact this measure are out of PacBio's control and/or cannot be reasonably predicted at this time.

PacBio believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP information is not superior to financial measures calculated in accordance with GAAP, is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of PacBio’s non-GAAP financial measures as tools for comparison.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including statements relating to PacBio’s preliminary unaudited financial information as of and for the periods ended March 31, 2024; the availability or timing of PacBio’s final financial results as of and for the periods ended March 31, 2024; PacBio’s expectations for future operating results, revenue and guidance; PacBio’s cost-saving plans and initiatives as well as the expected financial impact and timing of these plans and initiatives; risks that the operating expense reductions may have an adverse impact on PacBio’s business and results of operations; risks that charges associated with the Company’s operating expense reductions may be greater than anticipated; the availability, uses, accuracy, coverage, advantages, quality or performance of, or benefits or expected benefits of using, PacBio products or technologies; anticipated demand for PacBio’s products and technologies in future periods. Reported results and orders for any instrument system should not be considered an indication of future performance. You should not place undue reliance on forward-looking statements because they are subject to assumptions, risks, and uncertainties that could cause actual outcomes and results to differ materially from currently anticipated results. These risks include, but are not limited to, challenges inherent in developing, manufacturing, launching, marketing and selling new products, and achieving anticipated new sales; potential cancellation of existing instrument orders; assumptions, risks and uncertainties related to the ability to attract new customers and retain and grow sales from existing customers; risks related to lengthening sales cycles; risks related to PacBio's ability to successfully execute and realize the benefits of acquisitions; the estimated size and estimated growth for the markets for PacBio’s products may be smaller than expected; the impact of U.S. export restrictions on the shipment of PacBio products to certain countries; rapidly changing technologies and extensive competition in genomic sequencing; unanticipated increases in costs or expenses; interruptions or delays in the supply of components or materials for, or manufacturing of, PacBio products and products under development; potential product performance and quality issues and potential delays in development and commercialization timelines; the possible loss of key employees, customers, or suppliers; customers and prospective customers curtailing or suspending activities using PacBio's products; third-party claims alleging infringement of patents and proprietary rights or seeking to invalidate PacBio's patents or proprietary rights; risks associated with international operations; and other risks associated with general macroeconomic conditions and geopolitical instability. Additional factors that could materially affect actual results can be found in PacBio's most recent filings with the Securities and Exchange Commission, including PacBio's most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption “Risk Factors.” These forward-looking statements, including PacBio’s preliminary unaudited financial information and PacBio’s financial guidance, are based on current expectations and speak only as of the date hereof; except as required by law, PacBio disclaims any obligation to revise or update these forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Todd Friedman

650.521.8450

ir@pacb.com

Media:

Lizelda Lopez

pr@pacb.com